EXHIBIT 10.1

MUTUAL AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

This Mutual Agreement and General Release of all Claims hereinafter (the “Agreement”), dated January 8, 2021 (the “Effective Date”), between United Rail a Nevada corporation having its principal place of business at 2831 St. Rose Parkway Suite # 200 Henderson, Nevada 89052 hereinafter referred to as (“United Rail”) and Michael Barron an individual hereinafter (“Barron”), having its principal place of business at 2831 St. Rose Parkway Suite # 200 Henderson, Nevada 89052 and Allegheny Nevada Holdings Corp a Nevada Corporation hereinafter referred to as (“Allegheny”) having its principal place of business at 2831 St. Rose Parkway Suite # 200 Henderson, Nevada 89052 and Maptelligent, Inc., a Nevada corporation previously known as Las Vegas Xpress, Inc., hereinafter referred to as (“Maptelligent, Inc.”) having its principal place of business at 2831 St. Rose Parkway Suite # 297 Henderson, Nevada 89052 and Dianne David an individual hereinafter (“David”) having its principal place of business at 2831 St. Rose Parkway Suite # 200 Henderson, Nevada 89052 and Wanda Witoslawski an individual hereinafter (“Witoslawski”) having its principal place of business at 2831 St. Rose Parkway Suite # 200 Henderson, Nevada 89052 and Barron Partners a Nevada corporation hereinafter (“Barron Partners”) having its principal place of business at 2831 St. Rose Parkway Suite # 200 Henderson, Nevada 89052and collectively (the “Parties” and individually the “Party”).

WHEREAS, Las Vegas Xpress, Inc., and GEOcommand, Inc., had entered into an Asset Purchase Agreement hereinafter (the “Asset Purchase Agreement”) dated April 13, 2020; and

WHEREAS, the scheduled debt existing currently on the books of Maptelligent, Inc., as reported was erroneously included. Said amounts are also currently on the OTC Markets Group filings for Maptelligent, Inc.; and

WHEREAS, the Parties individually and collectively wish to clarify and rectify the transaction as it relates to each entity involving the financial obligations as filed for the benefit of Maptelligent, Inc., with the OTC Markets Group and other agencies. Parties wish to re-affirm all the rights and obligations to the respective Parties.

IN CONSIDERATION OF and as a condition of the Parties entering into this Agreement and other valuable consideration, the Parties agree as follows:

RECITALS

Effect of Clarification

1. On April 13, 2020, Las Vegas Xpress, Inc., and GEOcommand, Inc., entered into an Asset Purchase Agreement transaction whereby the liabilities were not disclosed nor known to Maptelligent, Inc. Maptelligent, Inc., knew there were 8 notes Exhibit “A” and at a later date Maptelligent, Inc., discovered that 5 insiders held promissory notes Exhibit “B”. Said note holders on Schedule “B” have filed a UCC-1 financing statement which must be release upon execution of this Agreement as a condition of this Agreement. These certain individuals are part of this Agreement by virtue of the existing notes.

The Parties never discussed or considered assuming the liabilities associated with any Party other than only the principal amount on the 8 notes listed on Schedule “A”.

Consideration

2. United Rail, or Michael Barron agrees to assume all the past due accounts payables due to vendors related to certain operations or services provided by vendors in the amount of $60,755.25. (See attached schedule A).

Maptelligent Inc. agrees to requite Allegheny, Barron, David and Witoslawski for their related party promissory notes equal to an aggregate total of $182,149 by paying 50% of this amount, equal to $91,074.50 in cash and 50% in Maptelligent, Inc. common stock at a price of $0.80 per share. Furthermore, the cash component if for compensation equal to 25% which is $22,768.63 upon closing of this agreement and the remaining 75% which is $68,305.87 to be paid within 120 days from the date of this Agreement. Additionally, the $6221.20 that Barron Partners owes Maptelligent, Inc., will be deducted from the cash payment to be made to Barron on the sum due upon close.

Allegheny, Barron, David and Witoslawski agree to waive any and all accrued interest on these promissory notes. Michael Barron also agrees to waive and dissolve the United Rail and/or United Rail, Inc., note in the amount of $349,573. Maptelligent, Inc., agrees to compensate for past due accrued salary expense for Allegheny, Barron, David and Witoslawski accrued up to and through 12/31/2018 for amounts totaling $274,363.54, $105,877.14 and $226,694.26 respectively in the form of Maptelligent, Inc., common stock at $0.80 per share. Allegheny, Barron, David and Witoslawski agree to waive and dissolve any past due accrued salary expense that occurred after 12/31/2018. (See attached schedule A).

Outstanding Obligations

3. The Parties acknowledge by this Agreement that the consideration provided and received by each other is fair, just and reasonable and that no further consideration, compensation or obligation will be due, payable or owing as of the closing date of this Agreement.

Notwithstanding this Agreement the respective Parties mutually agree there is an outstanding balance equal to $6,221.20 due Maptelligent Inc., from Barron Partners which shall be part of this Agreement and it is being recognized as a claim which based on this Agreement will be dismissed.

Asset Retention

4. The respective Parties agree that all of the assets if any shall become the separate and sole property of Maptelligent, Inc., to include all brands.

Closing

5. The closing date shall be no later than January 12, 2021 at 5 PM PST.

Based upon the foregoing, and for good and valuable consideration, including, without limitation, the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged by each of the parties, the parties agree as follows.

ARTICLE I

1.1 Incorporation of Recitals. The parties agree that the Recitals set forth above are true and correct and are incorporated into this Agreement by reference.

1.2 Enforcement. Upon mutual execution of this Agreement by both parties hereto, the Parties agree to completely dissolve, rescind and abrogate any and all oral or verbal agreements or understandings that may have been made between any of the parties hereto, or any collateral written agreements that may have been made prior to this Agreement.

1.3 Mutual Release. United Rail, Maptelligent, Inc., Allegheny, Barron, Barron Partners, David and Witoslawski for and on behalf of themselves, and their respective officers, directors, employees, managers, affiliates, insurers, attorneys, successors, representatives, contractors, agents, and assigns hereby fully, irrevocably, and unconditionally forever mutually release and discharge each of the other parties hereto, and all of their respective officers, directors, employees, managers, affiliates, insurers, agents, attorneys, representatives, contractors, successors, and assigns, and each of them, from and against any and all actions, causes of action, claims, judgments, liabilities, obligations, claims for compensation, demands, costs, fees, and expenses of whatever kind or nature, including, without limitation, attorneys' fees and costs, whether known or unknown, foreseen or unforeseen, related in any way, directly or indirectly. Notwithstanding any other provision of this Agreement, the releases contained herein shall not limit, affect, or apply to any of the parties' obligations under this Agreement.

1.4 Return of Property. Parties agree there is no tangible or intangible personal property that was exchanged ever exchanged.

1.5 Mutual Contribution. The parties agree to cooperate with one another with respect to the completion of the transactions contemplated by this Agreement to take such reasonable actions and execute such other documents as the other parties may reasonably require to carry out the intent of this Agreement to include any clarification for the present Maptelligent, Inc., auditors of record.

1.6 Covenant of Non-Disparagement. The parties hereby covenant and agree that each shall not make, at any time or place, any disparaging remarks, verbally or in writing, concerning any of the party’s actions or perceived omissions, regarding any matter or otherwise take any action that would disparage or cast doubt upon the business acumen or judgment of any other party. Each party understands and acknowledges that each other party’s business and reputation are of special, unique, and extraordinary character, which gives them a particular value, the loss of which cannot reasonably be compensated in damages in an action at law. Accordingly, each party further agrees that in addition to any other rights or remedies that any other party may possess at law, any aggrieved party shall be entitled to injunctive and other equitable relief in order to prevent or remedy a breach of the provisions of this Section 1.6. by any other party hereto.

1.7 No Assignment. The parties to this Agreement represent and warrant that they or their affiliated persons or entities have not assigned or transferred any claims or any interest therein or authorized any other person or entity to assert any claim or claims on its or their behalf with respect to the subject matter of this Agreement

1.8 Comprehensive Nature of Agreement. The parties to this Agreement understand and expressly agree that this Agreement is completely comprehensive, and extends to all claims of every nature and kind whatsoever, known or unknown, foreseen or unforeseen, suspected or unsuspected, including, but not limited to, any and all claims under Nevada statutes, common law, or case law, or federal law, and any other claim of any type whatsoever.

ARTICLE II

2.1 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Transaction Document (a “Notice”) shall be given in writing and shall be effective for all purposes if either hand delivered with receipt acknowledged, or by a nationally recognized overnight delivery service (such as Federal Express), or by certified or registered United States mail, return receipt requested, postage prepaid, or by facsimile and confirmed by facsimile answer back and with a copy of such Notice being sent the same day as such facsimile transmission by one of the other methods provided herein for delivery, in each case addressed as follows (or to such other address or Person as a party shall designate from time to time by notice to the other party):

To: Maptelligent, Inc.

Maptelligent, Inc.

2831 St. Rose Parkway Suite # 297

Henderson, Nevada 89052

To: United Rail

United Rail

2831 St. Rose Parkway Suite # 200

Henderson, Nevada 89052

To: Michael Barron and Allegheny Nevada Holdings Corp

2831 St. Rose Parkway Suite # 200

Henderson, Nevada 89052

To: Barron Partners

2831 St. Rose Parkway Suite # 200

Henderson, Nevada 89052

To: Dianne David

2831 St. Rose Parkway Suite # 200

Henderson, Nevada 89052

To: Wanda Witoslawski

2831 St. Rose Parkway Suite # 200

Henderson, Nevada 89052

A Notice shall be deemed to have been given:  in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of overnight delivery, upon the first attempted delivery on a Business Day; or in the case of facsimile, upon the confirmation of such facsimile transmission, provided that such Notice has also been sent by one of the other methods provided herein for the delivery of Notice.

2.2 Governing Law, Venue, and Jurisdiction. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Nevada governing contracts made and to be performed in that state, except insofar as the internal law of any other political entity or jurisdiction shall specifically and mandatorily apply to any of the transactions contemplated thereby. The parties hereby agree that all litigation resulting under this Agreement shall be under the sole and exclusive jurisdiction of the Second Judicial District Court in and for the County of Clark, State of Nevada, and the parties hereby submit to exclusive jurisdiction and venue thereunder.

2.3 Counterparts and Facsimile Execution. This Agreement may be executed in two (2) or more counterparts and via facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument. If the Agreement is executed via facsimile transmission the party so executing the Agreement shall forward an original executed document to the other parties as soon as possible.

2.4 Binding Effect. This Agreement and all provisions herein shall be binding on and inure to the benefit and detriment of the parties and their respective legal representatives, successors and assigns.

2.5 Entire Agreement; Modification. This written Agreement represents and contains the entire understanding between the parties hereto in connection with the subject matter of this Agreement. This Agreement shall not be altered or varied except in writing duly executed by the parties hereto affected. There are no other agreements, restrictions, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter.

2.6 Representation. The parties to this Agreement represent that they have carefully read this Agreement and particularly its provisions that this is a mutual full and complete release of all claims, that it has been fully explained to each party by competent counsel of each parties own independent selection, that each party fully understands its final and binding effect, that each party needs no further time to consider this Agreement, that the only promises made to induce each party to sign this Agreement are those stated hereinabove, and that each party is signing this Agreement voluntarily and with the full intent that this is a full and final settlement and mutual release of all claims with covenant of non-disparagement.

2.7 Attorneys’ Fees. The prevailing party in any proceeding brought to interpret or enforce the provisions of this Agreement, or for damages for any alleged breach, shall be entitled to an award of reasonable attorneys' fees and costs incurred at both the trial and appellate levels incurred in enforcing its, her or his rights hereunder.

2.8 Representation of Authority. Each individual executing this Agreement on behalf of himself, herself, or limited liability company, corporation, or other legal entity represents and warrants that he or she has all requisite right, power, and authority to do so and to bind such person or entity to each and all of the terms hereof.

2.9 Headings. The headings and captions of the sections and articles of this Agreement are inserted for convenience only and shall not constitute a part hereof.

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IN WITNESS WHEREOF the Parties have fully executed this Agreement as of the day and year set forth above.

United Rail

Dated:	By

Maptelligent, Inc.

Dated:	By

Barron Partners

Dated:	By

Michael Barron and Allegheny Nevada Holdings Corp

Dated:	By

Dianne David

Dated:	By

Wanda Witoslawski

Dated:	By